Exhibit 99.1

SWM ANNOUNCES FIRST QUARTER 2015 RESULTS

ALPHARETTA, GA, May 6, 2015 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) today reported first quarter earnings results for the three-month period ended March 31, 2015.

First Quarter Financial Highlights

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First quarter Net Sales of $188.0 million decreased 8.2% versus the prior year quarter, but are estimated to have increased 0.5% absent adverse currency impacts, as diversification activities continue to stabilize top-line results; Excluding the late-2014 strategic acquisitions, first quarter Net Sales would have decreased 11.6%

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First quarter Net Income from Continuing Operations was $18.8 million, down from $23.2 million in the prior year quarter; first quarter Adjusted Net Income from Continuing Operations (see non-GAAP reconciliations) was $22.5 million, down from $26.1 million in the prior year quarter

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First quarter Net Income from Continuing Operations per Diluted Share was $0.61 versus $0.75 in the prior year quarter; first quarter Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.74, including an approximately $0.08 negative translation impact from currency movements, versus $0.84 in the prior year quarter

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First quarter 2015 results were in line with the Company's expectations relative to achieving full year guidance of $3.50 of Adjusted Diluted Earnings Per Share from Continuing Operations, which includes approximately $0.20 of negative translational currency impacts

First Quarter Business Highlights

•	Reconstituted Tobacco segment sales volumes increased 6.3% versus the prior year quarter; including the new Chinese RTL JV, total SWM Recon sales volumes increased 19.2%

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Paper segment sales volumes decreased 1.8% versus the prior year quarter; a weaker Euro, unfavorable mix of products sold, and lower average selling prices for LIP drove a 15.7% segment Net Sales decline

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Filtration segment Net Sales increased 27.8% versus the prior year quarter, and increased 5.5% excluding the $7.1 million in Net Sales from the two late-2014 strategic acquisitions; the effect of the transactions was slightly accretive during the first quarter

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First quarter Filtration segment investment activities, including the integrations of the newly acquired assets and final preparations for commercial launch of DelStar Poland, combined with significant new Operational Excellence project initiatives, are expected to drive increasing segment profitability throughout 2015

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented "Adjusted Diluted Earnings Per Share from Continuing Operations was $0.74 for the first quarter and was generally in line with our expectations as it relates to achieving our annual guidance. We expect sequential improvements in our EPS performance throughout the year as a result of the many steps taken in recent quarters to right-size the cost structure of our tobacco business, expand our Recon operations through our new JV in China, and aggressively grow our Filtration segment. As anticipated, currency movements were a challenge during the first quarter, resulting in a negative translation impact on Adjusted EPS of approximately $0.08."

"Total tobacco paper sales volumes, including our paper JV in China, decreased 2.4% in the first quarter versus the prior year quarter, generally reflective of smoking attrition, while non-tobacco paper sales volumes were up 1.6% with improved product mix. Our capacity reductions from late 2014 allowed us to exit certain low-margin non-tobacco sales we had previously pursued to drive utilization. The relative underperformance of LIP sales volumes, which were down 6.4% in the first quarter, was mostly attributable to an expected share rebalancing with one customer, as our sales volume performance with several other customers outperformed mature market attrition rates. Anticipated price reductions and unfavorable product mix of certain tobacco papers impacted sales as well as profitability; however, as the year progresses, we expect improved operating performance from a newly rebuilt paper line in France and a more favorable mix within certain tobacco papers. Our Reconstituted Tobacco segment sales volumes increased approximately 6% in the first quarter, as we benefited from certain orders shifting from the fourth quarter of last year into the first quarter. The declines in Reconstituted Tobacco segment net sales in the first quarter were wholly a function of the weaker Euro, and we estimate Recon segment net sales would have been up approximately 2% absent currency impacts. Our Chinese Recon JV contributed slightly to earnings in the first quarter, and we expect sequential improvements toward our expected annual Adjusted EPS contribution of $0.16 as our JV customers introduce RTL into their cigarette blends."

"Our Filtration segment remained active on all fronts during the first quarter as the base business delivered 5.5% organic revenue growth versus a strong first quarter last year. We also pushed forward on several initiatives, including the integrations of our early-stage air filtration assets in the U.S. and the medical business in Europe. Additionally, we are expecting the commercial launch of our DelStar Poland site during the second quarter, as well as the implementation of multiple high-value Operational Excellence projects throughout the balance of the year. While these integration and investment activities adversely impacted first quarter profitability, we expect to generate significant Filtration segment profit improvements through the remainder of 2015. Acquisitions, international expansion, and Operational Excellence projects were three of the most promising and actionable synergy and growth opportunities originally identified between SWM and DelStar, and we expect to realize strong returns on our recent investments in these areas in the coming quarters."

Mr. Villoutreix concluded "From a strategic viewpoint, our first quarter results demonstrate our ability to stabilize SWM's top-line through diversification, as Filtration segment growth essentially offset tobacco declines, excluding currency movements. This underscores the importance of redeploying our strong cash flows toward diversification activities to transform SWM into a more growth-oriented enterprise. We plan to continue investing in organic initiatives and strategic acquisitions that leverage our core competencies and assets, build our filtration, medical, and industrial market segments, and expand our technological capabilities.”

First Quarter 2015 Financial Results

Net Sales were $188.0 million in the quarter ended March 31, 2015, versus $204.7 million in the prior year quarter, down 8.2%. The December 2014 Filtration segment acquisitions contributed $7.1 million of Net Sales and unfavorable currency movements resulted in a $17.8 million Net Sales impact. First quarter Paper segment Net Sales were down 15.7% compared to the prior year quarter, or approximately 7% absent the Euro decline. Moderately lower sales volumes, unfavorable product mix, and planned LIP pricing concessions also contributed to lower Paper segment Net Sales. The Reconstituted Tobacco segment's first quarter Net Sales decreased 12.0% compared to the prior year quarter, however Net Sales would have been up approximately 2% absent the Euro decline. The Filtration segment contributed $40.5 million in Net Sales in the first quarter, up 27.8% compared to the prior year quarter, including the acquisitions.

Operating Profit from Continuing Operations was $22.5 million in the quarter ended March 31, 2015, versus $33.1 million in the prior year quarter. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), was $28.0 million in the quarter ended March 31, 2015, versus $37.3 million in the prior year quarter. Compared to the prior year period, the Company was impacted by $1.9 million from unfavorable net currency movements, as well as unfavorable mix of tobacco paper products sold, lower LIP pricing, and integration expenses and growth investments in the Filtration segment.

Net Income from Continuing Operations Per Diluted Share was $0.61 for the first quarter versus $0.75 in the prior year quarter. Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.74 in the first quarter of 2015, versus $0.84 in the prior year period. The Adjusted Diluted EPS from Continuing Operations excludes restructuring expenses, purchase accounting adjustments related to acquisitions and start-up expenses related to CTS. Net Income from Continuing Operations was $18.8 million for the quarter ended March 31, 2015, versus $23.2 million in the prior year quarter.

The effective income tax rate for continuing operations for the first quarter of 2015 was 24.0%, down from 30.2% in the first quarter of 2014. The lower tax rate reflects a higher concentration of earnings from lower taxed jurisdictions and the benefits from the Company's previously announced global asset realignment initiative. The Company continues to expect the effective annual tax rate for 2015 to be in the low 20% range.

Cash Flow, Debt, and Dividend

Cash provided by operating activities of continuing operations was $11.2 million for the three months ended March 31, 2015, compared with $18.6 million in the prior year quarter. Contributing to the decrease was lower Net Income from Continuing Operations. Capital spending was $5.2 million during the first quarter of 2015.

Debt, net of cash, increased to $175.5 million on March 31, 2015, compared to $149.8 million at December 31, 2014 due primarily to the Euro decline and associated impact on the Company's Euro-denominated cash balances.

The Company announced that a quarterly cash dividend of $0.38 per share will be payable on June 26, 2015 to stockholders of record on May 22, 2015.

2015 Financial Outlook

The Company previously issued annual guidance of $3.50 for 2015E Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations). Excluded from guidance are non-cash amortization expenses associated with intangible assets and non-cash inventory step-up charges associated with the Filtration segment, restructuring and impairment expenses, and potential transaction costs associated with future acquisitions.

Conference Call

SWM will hold a conference call to review first quarter 2015 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, May 7, 2015. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Although SWM primarily serves the tobacco industry, it also manufactures specialty papers for other applications and acquired DelStar, Inc. in late 2013 to further expand its product portfolio and the markets it serves. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,000 people worldwide, with operations in the United States, United Kingdom, France, Russia, Spain, Brazil, Canada, Poland and China, including two joint ventures. For further information, please visit the Company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements include, without limitation, those regarding 2015 guidance and future performance, mergers and acquisitions, future market and EPS trends, future RTL operating profit and volume trends, smoking attrition rates, the timing of the commercial launch of DelStar Poland, DelStar and other recent acquisition synergies, growth prospects, capital spending, the impact of our operational excellence program, the operation and profitability of CTS, the adoption of LIP regulations in new countries (including South Korea), currency rates and trends, demand for reconstituted tobacco in China, future cash flows, benefits associated with our global asset realignment, effective tax rates, , purchase accounting impacts, LIP pricing, diversification efforts of our Advanced Fiber & Materials group and other statements generally identified by words such as "believe," "expect," "intend," "plan," "potential," "anticipate," "project," "appear," "should," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2014, as well as the following factors:

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Changes in sales or production volumes, pricing or manufacturing costs of reconstituted tobacco products, cigarette paper (including for lower ignition propensity cigarettes), filtration-related products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our market segments;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

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Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the profitability of our products;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in 2010;

•	Employee retention and labor shortages;

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Changes in employment, wage and hour laws and regulations in the U.S. and France, including loi de Securisation de l'emploi, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

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Regulatory or enforcement initiatives by regulatory agencies, including the U.S. Food and Drug Administration or other regulatory agencies, relating to regulation of cigars and cigar components or otherwise;

•	New reports as to the effect of smoking on human health or the environment;

•	Changes in general economic, financial and credit conditions in the U.S., Europe and elsewhere, including the impact thereof on currency (including any weakening of the euro) and interest rates;

•	Existing and future governmental regulation and the enforcement thereof, including regulation relating to the tobacco industry, taxation and the environment;

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The success of, and costs associated with, current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

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Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•	International conflicts and disputes (for example, relating to Russia and to the Ukraine), including their impact on our sales and the adoption of new LIP regulations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	Increase in interest rates or the manner in which we finance our debt and future capital needs;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings and or amnesty programs, including those in Brazil;

•	The outcome and cost of LIP intellectual property litigation in Germany and the European Patent Office opposition proceedings;

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Labor activities, including strikes or other disruptions, at our facilities and the impact of new regulations or changes in existing regulations and procedures by the National Labor Relations Board or other U.S. and non-U.S. authorities;

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Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our global asset realignment initiatives, including: changes in law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2014 and other reports we file from time to time. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to the DelStar acquisition, start-up expenses related to CTS, interest expense, income tax provision and depreciation and amortization. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP.

(Tables to Follow)

SOURCE SWM:

CONTACT
Frederic Villoutreix
+1-770-569-4283
Or
Mark Chekanow
+1-770-569-4229
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended March 31,
	2015	2014	% Change
Paper	$108.6	$128.8	(15.7)%
Reconstituted Tobacco	38.9	44.2	(12.0)
Filtration	40.5	31.7	27.8
Total Consolidated	$188.0	$204.7	(8.2)%

Operating Profit (Loss)
	Three Months Ended March 31,
			Return on Net Sales
	2015	2014	2015	2014
Paper	$16.1	$22.5	14.8%	17.5%
Reconstituted Tobacco	10.9	16.2	28.0	36.7
Filtration	2.6	0.4	6.4	1.3
Unallocated	(7.1)	(6.0)
Total Consolidated	$22.5	$33.1	12.0%	16.2%

Restructuring Expenses and Purchase Accounting Adjustments
	Three Months Ended March 31,
	2015	2014
Paper	$—	$—
Reconstituted Tobacco	3.8	0.1
Filtration	1.5	4.1
Unallocated	0.2	—
Total Consolidated	$5.5	$4.2

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended March 31,
			Return on Net Sales
	2015	2014	2015	2014
Paper	$16.1	$22.5	14.8%	17.5%
Reconstituted Tobacco	14.7	16.3	37.8	36.9
Filtration	4.1	4.5	10.1	14.2
Unallocated	(6.9)	(6.0)
Total Consolidated	$28.0	$37.3	14.9%	18.2%

* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring Expenses and Purchase Accounting Adjustments to Operating Profit from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014

Operating profit (loss) from continuing operations	$22.5	$33.1
Plus: Restructuring expense	4.0	0.1
Plus: Purchase accounting adjustments	1.5	4.1
Adjusted Operating Profit from Continuing Operations	$28.0	$37.3

Net income (loss) from continuing operations	$18.8	$23.2
Plus: Restructuring expense, net of tax	2.7	0.1
Plus: Purchase accounting adjustments, net of tax	1.0	2.5
Plus: CTS start-up expenses	—	0.3
Adjusted Net Income from Continuing Operations	$22.5	$26.1

Net income (loss) per share - diluted	$0.61	$0.75
Plus: (Loss) Income per share from discontinued operations	—	—
Income (Loss) from continuing operations per diluted share	0.61	0.75
Plus: Restructuring expense per share	0.09	—
Plus: Purchase accounting adjustments per share	0.04	0.08
Plus: CTS start-up expenses per share	—	0.01
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.74	$0.84

Net income (loss) from continuing operations	$18.8	$23.2
Plus: Interest expense	1.7	1.5
Plus: Income tax provision	5.5	9.8
Plus: Depreciation & amortization	9.7	13.1
Plus: Restructuring expense	4.0	0.1
Plus: CTS start-up expenses	—	0.3
Adjusted EBITDA from Continuing Operations	$39.7	$48.0

Cash provided by operating activities of continuing operations	$11.2	$18.6
Less: Capital spending	(5.2)	(8.1)
Less: Capitalized software costs	(0.2)	(0.1)
Free Cash Flow from Continuing Operations	$5.8	$10.4

	March 31, 2015	December 31, 2014

Total Debt	$442.8	$440.1
Less: Cash	267.3	290.3
Net Debt	$175.5	$149.8

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

2015 GUIDANCE FROM CONTINUING OPERATIONS

2015E
2015E Diluted Earnings Per Share from Continuing Operations	$3.17
Plus: Restructuring expense per share	0.23
Plus: Purchase accounting intangible asset amortization per share	0.09
Plus: Purchase accounting inventory step-up amortization per share	0.01
2015E Adjusted Diluted Earnings Per Share from Continuing Operations	$3.50

* Excluded from the above reconciliation are potential transaction costs associated with future acquisitions.